Exhibit 99.1

USANA Health Sciences Reports First Quarter Financial Results

  First quarter net sales increased 6.2% to $255.3 million, up 8.8% in constant currency
  Number of active Customers1 at quarter-end increased 8.1% to 574,000
  First quarter EPS of $0.86, or $0.91 excluding incremental expense related to the Company’s internal investigation of its China operations disclosed in February 2017
  G. Douglas Hekking named as new Chief Financial Officer
  Company reiterates 2017 Outlook

SALT LAKE CITY--(BUSINESS WIRE)--May 2, 2017--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal first quarter ended April 1, 2017.

Financial Performance

For the first quarter of 2017, net sales increased to $255.3 million, up 6.2%, compared with $240.4 million in the prior-year period. A stronger U.S. dollar negatively affected net sales by $6.2 million for the quarter with $6.1 million of that change attributable to mainland China. On a constant currency basis, net sales increased by 8.8% for the first quarter of 2017. Net sales growth was driven primarily by an 8.1% increase in the number of active Customers.

Net earnings for the first quarter decreased by 4.2% to $21.4 million, compared with $22.3 million during the prior-year period. Higher operating expenses, primarily in SG&A expense, and a higher effective tax rate negatively impacted net earnings during the quarter. These were partially offset by improved gross margins, which benefitted from favorable changes in currency and annual price adjustments.

Earnings per diluted share for the first quarter decreased by 3.4% to $0.86, compared with $0.89 in the prior year period. The decrease in earnings per diluted share is the result of lower net earnings, partially offset by a lower diluted share count. The expense related to the Company’s internal investigation into its China operations, which was disclosed in February 2017, negatively impacted diluted earnings per share by approximately $0.05. Weighted average diluted shares outstanding were 25.0 million for the first quarter of 2017, compared with 25.2 million in the prior-year period. The Company did not repurchase any shares during the quarter and finished the quarter with $176.3 million in cash and cash equivalents and no debt. As of May 2, 2017, $35.4 million remains available under the current share repurchase authorization.

“USANA generated solid top-line and customer growth during the quarter,” said Kevin Guest, Chief Executive Officer. “Our earnings were impacted by additional expense related to our previously disclosed internal investigation during the quarter. Setting aside these expenses, our bottom-line results were essentially in-line with our expectations. We remain focused on implementing our 2017 growth strategies, including our initiatives designed to drive overall customer growth and our new product announcements later this year.”

Regional Results

Net sales in the Asia Pacific region increased by 10.6% to $195.1 million, despite a negative $5.7 million impact from the strengthening of the U.S. dollar. Within Asia Pacific, net sales:

  Increased 12.6% in Greater China (up 17.4% on a constant currency basis);
  Increased 3.2% in Southeast Asia Pacific region (up 4.5% on a constant currency basis); and
  Increased 22.7% in North Asia (up 18.0% on a constant currency basis).

Sales growth in Greater China was primarily driven by 18.2% active Customer growth in mainland China, while sales growth in Southeast Asia Pacific resulted from modest active Customer growth in a few markets in the region. Finally, sales growth in North Asia resulted from 21.7% active Customer growth in South Korea. The total number of active Customers in the Asia Pacific region increased by 12.2% year-over-year.

Net sales in the Americas and Europe region decreased by 5.9% to $60.2 million. The decrease was due to a decline in sales and active Customers in the U.S., which was partially offset by sales and active Customer growth in Mexico. A stronger U.S. dollar negatively impacted top-line results in the region by $0.5 million.

“We continue to see solid growth in each of our regions within Asia Pacific,” continued Mr. Guest. “China and South Korea remained the standouts during the quarter and drove the majority of our growth. Our performance in the Americas and Europe region, however, was below our expectations due to a continued sales and customer decline in the U.S. and softer-than-anticipated sales and customer results in Canada. Our team continues to focus on improving our sales and customer growth in the United States through both existing and new strategies.”

Changes in Customer Reporting

During the quarter, we continued to pursue our objective of enhancing our Preferred Customer program by initiating our Preferred Customer Invitation Plan in the United States. Under this plan, we invited active Associates in the United States, who met certain criteria, to become Preferred Customers. For many years, we have collected and analyzed a variety of data on our active Associates. This data, along with our communications with Associates, suggest that we have a significant population of individuals who historically joined USANA as Associates, but are interested only in purchasing and consuming our products. Our Preferred Customer Invitation Plan reflects our philosophy that treating individuals who desire only to be customers as customers is beneficial to both the customer and USANA. Doing so will allow us to further personalize USANA to the customer and enhance our overall customer service to them. To that effect, during the first quarter, 16,000 active Associates in the United States became Preferred Customers pursuant to our invitation plan. During the remainder of 2017, we will offer the same invitation to Associates in our other markets around the world.

New Chief Financial Officer

The Company also announced the promotion of G. Douglas Hekking, former Executive Vice President of Finance, to Chief Financial Officer. Mr. Hekking joined USANA in 1992 and has served the Company in several management positions, including as Chief Financial Officer between May 2011 and December 2012.

Mr. Guest continued, "I have had the great pleasure of working closely with Doug for 25 years. He has been a key asset to USANA and has made significant contributions to our growth in multiple capacities within the Company. We are pleased to welcome him back into the CFO role."

Outlook

The Company is reiterating its consolidated net sales and earnings per share outlook for 2017 as follows:

  Consolidated net sales between $1.04 billion and $1.07 billion, representing approximate growth between 3.4% and 6.4% percent; and
  Earnings per share between $3.80 and $4.10.

The Company’s outlook reflects:

  A continued negative impact from currency fluctuations, which the Company currently estimates will reduce net sales by approximately $36 million for the full-year;
  Relative gross margin and Associate incentives expense similar to 2016 operating results;
  An operating margin similar to levels achieved in 2016 due to continued investments in the business;
  An effective tax rate of 34.6%, which excludes any prospective impact from excess tax benefits; and
  A diluted share count of approximately 25.1 million.

Chief Financial Officer Douglas Hekking, commented, “Net sales and customer growth were in-line with our expectations. Notwithstanding the impact of changes in currency exchange rates and additional operating expenses incurred in the first quarter, we expect to see a steady acceleration as the year progresses and as we continue to execute our 2017 growth strategies.”

Non-GAAP Financial Measures

Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results and thus provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Additionally, EPS results for a reporting period which exclude incremental expense related to the Company’s internal investigation in China are non-GAAP financial measures that are intended to help facilitate period-to-period comparisons of the Company’s Financial Results. Such EPS results are calculated by (i) calculating the total incremental expense related to the internal investigation after taxes; and (ii) dividing the expense by the total number of diluted shares outstanding for the applicable reporting period.

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (www.usanahealthsciences.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, May 3, 2017 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia and Indonesia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, risks associated with our international expansion and operations, and risks associated with the internal investigation into BabyCare’s operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

1 The term “active Customers” refers to the combined total of active Associates and active Preferred Customers as of April 1, 2017. During the first quarter, we initiated our Preferred Customer Invitation Plan in the United States and, pursuant to this invitation, 16,000 active Associates in the United States became Preferred Customers. To avoid confusion in reporting changes in the number of active Associates and Preferred Customers as a result of this invitation plan, we are reporting total active Customers. The tables, which are part of this release, however, will continue to separately disclose the number of active Associates and active Preferred Customers with footnotes disclosing changes to each respective category in light of the Preferred Customer Invitation Plan.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	2-Apr-16	1-Apr-17

Net sales	$ 240,449	$ 255,323
Cost of sales	42,920	42,654
Gross profit	197,529	212,669

Operating expenses
Associate incentives	107,394	115,781
Selling, general and administrative	56,631	64,001

Earnings from operations	33,504	32,887

Other income (expense)	(496)	482
Earnings before income taxes	33,008	33,369

Income taxes	10,709	12,011

NET EARNINGS	$ 22,299	$ 21,358

Earnings per share - diluted	$ 0.89	$ 0.86
Weighted average shares outstanding - diluted	25,183	24,976

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	2-Jan-16	1-Apr-17
Current Assets
Cash and cash equivalents	$ 175,774	$ 176,320
Inventories	64,810	69,680
Prepaid expenses and other current assets	37,277	33,161
Total current assets	277,861	279,161

Property and equipment, net	101,267	102,035
Goodwill	16,715	16,801
Intangible assets, net	34,349	34,273
Deferred income taxes	18,292	17,321
Other assets	22,158	22,422
Total assets	$ 470,642	$ 472,013

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$ 9,040	$ 8,839
Other current liabilities	129,451	102,023
Total current liabilities	138,491	110,862

Deferred income taxes	5,499	5,952
Other long-term liabilities	1,365	1,266

Stockholders' equity	325,287	353,933
Total liabilities and stockholders' equity	$ 470,642	$ 472,013

USANA Health Sciences, Inc.
Sales by Region
(unaudited)
(in thousands)

	Quarter Ended
	2-Apr-16		1-Apr-17		Change from prior year		Currency impact on sales	% change excluding currency impact

Asia Pacific
Greater China	$ 116,998	48.7%	$ 131,738	51.6%	$ 14,740	12.6%	$ (5,576)	17.4%
Southeast Asia Pacific	48,861	20.3%	50,406	19.7%	1,545	3.2%	(655)	4.5%
North Asia	10,560	4.4%	12,956	5.1%	2,396	22.7%	492	18.0%
Asia Pacific Total	176,419	73.4%	195,100	76.4%	18,681	10.6%	(5,739)	13.8%

Americas and Europe	64,030	26.6%	60,223	23.6%	(3,807)	(5.9%)	(504)	(5.2%)

	$ 240,449	100.0%	$ 255,323	100.0%	$ 14,874	6.2%	$ (6,243)	8.8%

Active Associates by Region(1)
(unaudited)

	As of
	2-Apr-16		1-Apr-17

Asia Pacific
Greater China	245,000	56.1%	285,000		61.7%
Southeast Asia Pacific	88,000	20.1%	88,000		19.0%
North Asia	15,000	3.4%	19,000		4.1%
Asia Pacific Total	348,000	79.6%	392,000		84.8%

Americas and Europe	89,000	20.4%	70,000	(2)	15.2%

	437,000	100.0%	462,000		100.0%

Active Preferred Customers by Region (3)
(unaudited)

	As of
	2-Apr-16		1-Apr-17

Asia Pacific
Greater China	5,000	5.3%	5,000		4.5%
Southeast Asia Pacific	13,000	13.8%	14,000		12.5%
North Asia	10,000	10.7%	11,000		9.8%
Asia Pacific Total	28,000	29.8%	30,000		26.8%

Americas and Europe	66,000	70.2%	82,000	(2)	73.2%

	94,000	100.0%	112,000		100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.

(2) The Company initiated a Preferred Customer Invitation Plan in the United States during the first quarter of 2017. Pursuant to this invitation, 16,000 active Associates became Preferred Customers.

(3) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
or
Media contact:
Dan Macuga, 801-954-7280
Public Relations